EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS (dollars in thousands)

                                                                                   Year Ended December 31,
                                                      ----------------------------------------------------------------------
                                                        1997          1996 (b)         1995           1994         1993 (c)
                                                      -----------   -----------    ------------   -----------    -----------
INCLUDING INTEREST ON DEPOSITS
Earnings:
Income before income taxes.......................... $ 1,022,108    $   731,294    $   584,601    $   441,101    $   190,624
Fixed charges.......................................   1,035,069        755,884        609,742        316,647        183,148
Interest capitalized during period, net of
  amortization of previously capitalized interest...      (4,967)        (2,370)        (3,409)          (683)        (1,146)
                                                     -----------    -----------    -----------    -----------    -----------
Earnings, for computation purposes.................. $ 2,052,210    $ 1,484,808    $ 1,190,934    $   757,065    $   372,626
                                                     ===========    ===========    ===========    ===========    ===========

Fixed Charges and Preferred Stock
  Dividend Requirements:
Interest on deposits, short-term borrowings,
 and long-term debt and bank notes,
 expensed or capitalized.............................$ 1,023,765    $   746,008    $   600,047    $   308,242    $   179,647
Portion of rents representative of the
  interest factor....................................     11,304          9,876          9,695          8,405          3,501
                                                     -----------    -----------    -----------    -----------    -----------
Fixed charges........................................  1,035,069        755,884        609,742        316,647        183,148
Preferred stock dividend requirements (a)............     32,065         23,269          2,432              -              -
                                                     -----------    -----------    -----------    -----------    -----------
Fixed charges and preferred stock dividend
 requirements, including interest on deposits,
 for computation purposes............................$ 1,067,134    $   779,153    $   612,174    $   316,647    $   183,148
                                                     ===========    ===========    ===========    ===========    ===========

Ratio of earnings to combined fixed charges and
  preferred stock dividend requirements, including
  interest on deposits...............................       1.92           1.91           1.95           2.39           2.03

EXCLUDING INTEREST ON DEPOSITS

Earnings:
Income before income taxes...........................$ 1,022,108    $   731,294    $   584,601    $   441,101    $   190,624
Fixed charges........................................    341,149        227,999        171,585         94,495         38,100
Interest capitalized during period net of
  amortization of previously capitalized interest....     (4,988)        (2,391)        (3,430)             -           (760)
                                                     -----------    -----------    -----------    -----------    -----------
Earnings, for computation purposes.................. $ 1,358,269    $   956,902    $   752,756    $   535,596    $   227,964
                                                     ===========    ===========    ===========    ===========    ===========

Fixed Charges and Preferred Stock
  Dividend Requirements:
Interest on short-term borrowings,
  and long-term debt and bank notes,
  expensed or capitalized........................... $   329,845    $   218,123    $   161,890    $    86,090    $    34,599
Portion of rents representative of the
  interest factor...................................      11,304          9,876          9,695          8,405          3,501
                                                    ------------    -----------    -----------    -----------    -----------
Fixed charges.......................................     341,149        227,999        171,585         94,495         38,100
Preferred stock dividend requirements (a)...........      32,065         23,269          2,432              -              -
                                                    ------------    -----------    -----------    -----------    -----------
Fixed charges and preferred stock dividend
  requirements, excluding interest on deposits,
  for computation purposes...........................$   373,214    $   251,268    $   174,017    $    94,495    $    38,100
                                                     ===========    ===========    ===========    ===========    ===========
Ratio of earnings to combined fixed charges and
  preferred stock dividend requirements, excluding
  interest on deposits...............................       3.64           3.81           4.33           5.67           5.98
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(a)  Preferred stock dividend requirements are adjusted to represent a pretax earnings equivalent

(b) Income before income taxes for the year ended December 31, 1996, includes a charge of $54.3 million related to the launch of the MBNA Platinum Plus
     MasterCard and Visa program. Without the charge, the ratio of earnings to combined fixed charges and preferred stock dividend requirements, including and excluding interest on deposits, would have been 1.98 and 4.02, respectively.

(c) Income before income taxes for 1993 includes a charge of $150.0 million for the termination of a marketing agreement with an independent third-party marketing organization. Without the charge, the ratio of earnings to combined fixed charges and preferred stock dividend requirements, including and excluding interest on deposits, would have been 2.85 and 9.92, respectively.

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest expense on borrowings, including capitalized interest (including or excluding deposits, as the case may be), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pretax earnings which would have been required to cover such dividend requirements on the Corporation's preferred stock outstanding. The Corporation did not have any preferred stock outstanding during the periods prior to 1995 presented above and accordingly there were no preferred stock dividend requirements during such periods.